UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 20, 2007

OMNI FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-33014	58-1990666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 2300, Atlanta, Georgia 30328
 (Address of principal executive offices)

(770) 396-0000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2007, Omni Financial Services, Inc. (the “Company”), Omni National Bank (the “Bank”) and Jeffrey L. Levine entered into a Retirement Agreement and General Release (the “Agreement”), pursuant to which Mr. Levine will retire from all positions held with the Company and its affiliates effective December 31, 2007.  Mr. Levine served principally as a director of the Company and the Bank and as the Bank’s Executive Vice President and Chief Community Redevelopment Officer.

Under the Agreement, the Company will pay Mr. Levine a one-time cash payment of $339,300 (less required withholdings), which represents the sum of:  (i)  Mr. Levine’s current base compensation for 12 months, (ii) an estimation of his club dues for a three-year period; and (iii) an allowance for office furniture, legal publications and artwork.  The Company will continue Mr. Levine’s health coverage at no cost to him for the lesser of 18 months or the applicable COBRA period and will transfer to Mr. Levine the title to his Company car.  Mr. Levine will also be entitled to exercise his outstanding options, which would otherwise terminate in accordance with their terms, until December 31, 2009.  The Agreement also provides for a general release by Mr. Levine and two-year non-disclosure, non-solicitation and non-competition provisions.

The foregoing summary is qualified by reference to the copy of the Agreement that is attached as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Retirement Agreement and General Release dated December 20, 2007 among Jeffrey L. Levine, Omni Financial Services, Inc. and Omni National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI FINANCIAL SERVICES, INC.

Dated:	December 21, 2007	By:	/s/ Constance Perrine
Name: Constance Perrine
Title: Executive Vice President and Chief Financial Officer